EXHIBIT  4.1
                          ------------


            AMENDMENT  NO.  3  TO  THE  RIGHTS  AGREEMENT
            ---------------------------------------------

     This Amendment No. 3, dated as of March 8, 2000 (this "Amendment No. 3"), is to the Rights Agreement, dated as of September 29, 1995, between ABC-NACO Inc., a Delaware corporation (the "Company"), and LaSalle Bank National Association, as successor to LaSalle National Trust, N.A., a national banking association (the "Rights Agent").

     WITNESSETH:

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of September 29, 1995, and amended on November 18, 1996 and September 18, 1998 (as so amended, the "Rights Agreement"); and

     WHEREAS, the Company intends to issue and sell a series of its Preferred Stock to certain investors affiliated with Furman Selz (the "Investors") pursuant to that certain Preferred Stock Purchase Agreement dated as of February 18, 2000 by and among the Company and the Investors; and

     WHEREAS, the Rights Agreement is inapplicable to the issuance and sale of the Preferred Stock to the Investors, insofar as the definition of "Acquiring Person" specifically excludes the acquisition of "newly-issued Common Shares directly from the Company;" and

     WHEREAS, the Company and the Investors desire that the Rights Agreement be inapplicable to certain future acquisitions of shares of the Company's Common Stock by affiliates of the Investors solely in their capacity as a market-maker in the Company's securities in accordance with the rules of the National Association of Securities Dealers, Inc.; and

     WHEREAS, pursuant to and in compliance with the provisions of Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and agreements herein contained, the Company and the Rights Agent agree as follows:

     SECTION I. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

     SECTION  II.  Amendment  to  the  Rights  Agreement.

     2.01. The definition of "Acquiring Person" in Section I of the Rights Agreement is amended by adding the following language at the end of the first proviso of the second sentence of the definition of "Acquiring Person:"

", except that if such Person becomes the Beneficial Owner of any additional Common Shares solely as a result of its market-making activities in the Company's securities undertaken solely in its capacity as a market-maker in accordance with the rules of the National Association of Securities Dealers, Inc., then such Person shall not be deemed to be an Acquiring Person until it becomes the Beneficial Owner of 25% or more of the Common Shares of the Company (and thereafter remains a Beneficial Owner of 25% or more of the Common Shares of the Company);"

     SECTION  III.  Miscellaneous.

     3.01 Governing Law. This Amendment No. 3 shall be deemed to be made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware.

     3.02 Counterparts. This Amendment No. 3 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     3.03 Descriptive Headings. Descriptive headings of several Sections of this Amendment No. 3 have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     3.04 Ratification. This Amendment No. 3 is limited as specified and shall not constitute a modification, acceptance, consent or waiver of any other provision of the Rights Agreement. The Rights Agreement, including the Exhibits thereto, as hereby amended, is in all respects ratified and confirmed, and all rights and powers created thereby or thereunder shall be and remain in full force and effect. From and after the date hereof, all references in the Rights Agreement, the Exhibits thereto and all other documents related to the Rights Agreement shall be deemed to be references to the Rights Agreement after giving effect to this Amendment No. 3.

     3.05 Effectiveness. This Amendment No. 3 shall be effective as of the day and year first above written.

     IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be duly executed and attested as of the day and year first above written.

ABC-NACO  INC.



By:     /s/ James P. Singsank
        ----------------------
Name:       James P. Singsank
            ------------------
Title:      Senior  Vice  President  and  Chief  Financial  Officer
           -------------------------------------------------------
ATTEST:


By:     /s/  Mark  F.  Baggio
        ---------------------
Name:        Mark  F.  Baggio
             ----------------
Title:       Vice  President,  General  Counsel  and  Secretary
             --------------------------------------------------


     LASALLE  BANK  NATIONAL  ASSOCIATION



By:      /s/  Erik  R.  Benson
         ---------------------
Name:         Erik  R.  Benson
              ----------------
Title:        Assistant  Vice  President
              --------------------------

ATTEST:


By:           /s/  Alvita  C.  Griffin
              ------------------------
Name:         Alvita  C.  Griffin
              -------------------
Title:        Assistant  Secretary
              --------------------